SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by Registrant  [     ]
Filed by a Party other than the Registrant  [X]

Check the appropriate box:

[   ] Preliminary Proxy Statement     [  ]  Confidential, For Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))

[  ]     Definitive Proxy Statement

[   ]     Definitive Additional Materials

[ X ]     Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12


    First Trust/Value Line(R) & Ibbotson Equity Allocation Fund
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(Name of Registrant as Specified in its Charter)

Ralph W. Bradshaw
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Registrant)

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Ralph W. Bradshaw
One West Pack Square, Suite 1650, Asheville, NC 28801
(828) 210-8184

Dear Fellow Shareholder of First Trust/Value Line R & Ibbotson Equity Allocation Fund ("FVI" or "Fund"),

IT IS TIME FOR CHANGE IN OUR FUND, VOTE
AGAINST THE FUND'S PLAN AND
FOR THE NOMINEES ON THE GREEN PROXY CARD
TO ALLOW INCREASED SHAREHOLDER VALUE

Do not let Fund management fool you into thinking they are looking out for your best interests if they are really just looking out for their own at your expense.

Almost one-third of General Equity Closed-end funds, the category which includes our Fund, trade at a PREMIUM to their Net Asset Value ("NAV"). This means that the market value of the investment for the shareholders of these funds is HIGHER than the assets under management. It is apparent that other funds place the interests of their shareholders first.

THE FUND'S PLAN MAY HAVE BEEN GOOD FOR SOME, BUT...

There is little remaining shareholder benefit from passing the Fund's Plan to obtain the small additional discount closure to NAV. It is Fund management that stands to benefit greatly. The Trustees have proposed changing our Fund into an ETF, which would likely allow shareholders to receive only NAV while eliminating the possibility of receiving a premium for their shares. It also would protect the Board from being accountable at a meeting of shareholders and give the current investment adviser the opportunity to grow assets, and thus their fees paid from the Fund, much more easily than in the current
closed-end structure.   Voting against the Plan would allow better proposals
for the benefit of Fund shareholders rather than Fund management.

IT SEEMS THAT MANAGEMENT IS PUTTING THEIR INTERESTS FIRST, NOT YOURS

Fund management is going to great lengths to keep you from approving anything but their own Plan. In the Fund's recent press release, they threatened to sue one or more of the Fund's own shareholders in response to other shareholders receiving an opposing option to benefit ALL shareholders.
They even disclosed that they are considering liquidation of the Fund without shareholder approval, likely incurring even greater Fund expense and creating a big tax liability for thousands of unsuspecting shareholders.
 All this, in their words, is "to protect these interests". Whose interests are they trying to protect?

MANAGED DISTRIBUTION POLICIES UNLOCK SHAREHOLDER VALUE

Other funds that have adopted an aggressive managed distribution ("MDP") policy have seen their shares trade regularly at a premium to NAV. This proxy document discusses an MDP for the Fund, an area in which these nominees have broad experience and success. The contemplated MDP would distribute about 15% of NAV per year. You are encouraged to review the enclosed proxy document and the following information for important details.
(Over)

The distributions from an aggressive MDP will include one or more components that are designated return-of-capital, income or capital gains. To the extent such distributions are designated as return-of-capital distributions, they are not taxed as ordinary income dividends and are sometimes referred to as tax-free dividends or nontaxable distributions. A return-of-capital distribution reduces the cost basis of shares in the Fund. Accordingly, these distributions should not be confused with yield or investment return on the Fund's portfolio. Distributions reduce the NAV. The final allocation of distributions among net investment income, capital gains and return-of-capital are determined at the end of the year. Fund shareholders are advised to consult their own tax advisers with respect to the tax consequences of their investment in the Fund.




ELECT NOMINEES COMMITTED TO THE SHAREHOLDERS

Fund management received the notice of my intention to nominate trustees within the time allowed, even though complying with the recently changed Fund By-Laws required inclusion of numerous pages of additional information. They chose to respond via their recent press release, stating they are now, "in the process of determining whether the Letter in fact satisfies the requirements of the By-Laws and whether the Dissident's nominees are qualified under FVI's board governance policies". Together, these green proxy nominees offer almost 50 years of closed-end fund leadership experience in consistently putting shareholders first, but I am concerned that Fund management would prefer to keep you from having access to their knowledge and expertise.



PUT SHAREHOLDER INTERESTS FIRST
BY VOTING THE GREEN PROXY


To vote your shares on these issues, PLEASE FOLLOW INSTRUCTIONS ON THE ENCLOSED [GREEN] PROXY CARD TO VOTE BY PHONE, or MARK, SIGN, DATE, AND RETURN THE ENCLOSED [GREEN] PROXY CARD IN THE POSTAGE PAID ENVELOPE THAT HAS BEEN PROVIDED. You may vote on all proposals contained in the Fund's [WHITE] proxy card by using the enclosed [GREEN] proxy card.

After submitting your vote using a [GREEN] proxy card, PLEASE DO NOT VOTE FROM OR RETURN A [WHITE] PROXY CARD (EVEN IF YOU ARE VOTING AGAINST THE NOMINEES NAMED IN THE FUND'S PROXY STATEMENT). DOING SO WILL REVOKE YOUR [GREEN] PROXY CARD.

Thank you for taking an active role in improving your investment in the Fund. If you have any questions whatsoever concerning these issues or this proxy, please contact me.

Sincerely yours,



Ralph W. Bradshaw